Filed pursuant to Rule 433

Registration Statement Nos.:

333-144261, 333-144261-01,

333-144261-02, 333-144261-03,

333-144261-04, 333-144261-05,

333-144261-06 and 333-144261-07

THE BANK OF NEW YORK MELLON CORPORATION

FINAL TERM SHEET, MARCH 19, 2008

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS: Aa2 / A+ / AA- (STABLE / POSITIVE / POSITIVE)

MATURITY DATE: APRIL 1, 2013

TRADE DATE: MARCH 19, 2008

SETTLEMENT DATE: MARCH 27, 2008 (T+5)

COUPON: 4.500% PER ANNUM

COUPON FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON EACH APRIL 1 AND OCTOBER 1, COMMENCING OCTOBER 1, 2008 AND ENDING ON MATURITY DATE (OR NEXT BUSINESS DAY, MODIFIED FOLLOWING)

DAY COUNT: 30/360

PRINCIPAL AMOUNT: $750,000,000

PRICE TO PUBLIC: 99.897%, PLUS ACCRUED INTEREST, IF ANY, FROM MARCH 27, 2008

ALL-IN PRICE: 99.847%, PLUS ACCRUED INTEREST, IF ANY, FROM, MARCH 27, 2008

PROCEEDS TO ISSUER: $748,852,500

PRICING BENCHMARK: UST 2.75% due 02/28/2013

BENCHMARK YIELD: 2.373%

SPREAD TO BENCHMARK: T+215 BASIS POINTS

RE-OFFER YIELD: 4.523%

REDEMPTION: NOT REDEEMABLE BY THE COMPANY PRIOR TO MATURITY

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP: 06406HBJ7

BOOKRUNNERS: GOLDMAN, SACHS & CO., LEHMAN BROTHERS INC.

CO-MANAGERS: BNY CAPITAL MARKETS, INC., MIZUHO SECURITIES USA INC.

BILLING & DELIVERY AGENT: LEHMAN BROTHERS INC.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling GOLDMAN, SACHS & CO. toll free at 1-866-471-2526, or LEHMAN BROTHERS INC. toll free at 1-888-603-5847.